Exhibit 99.1

Central Garden & Pet Appoints Timothy Cofer as CEO

Former Mondelēz International Executive Vice President & Chief Growth Officer

brings over 30 years of experience in the consumer products industry

Founder & Former CEO Bill Brown re-appointed Chairman; Sonny Pennington to remain Director

WALNUT CREEK, Calif.—September 16, 2019 – Central Garden & Pet Company (“Central” or the “Company”) (NASDAQ:CENT) (NASDAQ:CENTA), a leading innovator, marketer and producer of quality branded products for the lawn and garden and pet supplies markets, said today that its Board of Directors has appointed Timothy (“Tim”) Cofer as Chief Executive Officer, effective October 14, 2019. Mr. Cofer will also join the Company’s Board of Directors. Mr. Cofer succeeds George Roeth, who, as previously announced, will retire from his management and Board positions at the end of the Company’s fiscal year on September 28, 2019. The Company also announced that its Founder and Former CEO, Bill Brown, has been re-appointed Chairman of its Board of Directors. Mr. Brown succeeds Brooks M. (“Sonny”) Pennington III, who will remain on the Board.

“We are pleased to welcome Tim, one of the most accomplished executives in the consumer products industry, to the Central team and are confident he is the right leader to move Central forward,” said Mr. Pennington. “With an extensive track record of growing consumer products businesses both organically and through acquisitions, Tim has proven himself a distinguished leader throughout his multi-faceted career. His ability to deliver value across many aspects of an organization gives the Board the utmost confidence that he and the team will continue our positive momentum and drive profitable growth in the years ahead.”

Mr. Pennington continued, “We are grateful to George for his outstanding service as CEO, President, and a member of our board, during which time Central has evolved into a larger, stronger and more diverse company that is growing sustainably. Under George’s leadership, Central today is well-positioned to build on its achievements of the last several years. The Board and I thank him for his many contributions to the success of Central and wish him well.”

“It is an incredible privilege to join Central, a leader in the pet and lawn & garden industries, at such an opportune time for the Company,” said Mr. Cofer. “Central is at an inflection point, with significant opportunities to grow in a number of different ways. I look forward to working closely with its group of highly capable employees to continue moving Central forward, realizing its significant potential and enhancing its value for all of Central’s stakeholders.”

Mr. Brown said, “On behalf of the Board, I would also like to thank George and Sonny for their instrumental roles in positioning Central for success in the future. The Board and I look forward to working with Tim and could not be more excited about the direction we are headed in the future.”

Mr. Cofer brings to Central a proven track record of success in driving commercial operating excellence in both revenue growth and margin expansion, inspiring high performing teams to embrace a winning growth culture and leading significant M&A initiatives. He joins Central with over 30 years of business leadership experience across general management, corporate strategy, marketing, sales, R&D and innovation in the consumer products industry. Mr. Cofer most recently worked for over 25 years at Mondelēz International, where he held a variety of executive positions, including most recently serving as Executive Vice President and Chief Growth Officer. Previously, he successfully led two of Mondelēz’s largest and highest growth regions – its Asia Pacific, Middle East & Africa region and its European region. He also held leadership roles in key Kraft Foods U.S. businesses as President, Oscar Mayer Foods and President, Kraft Pizza Company. Mr. Cofer received his MBA from the University of Minnesota and earned a BA in economics and political science from St. Olaf College.

Mr. Brown founded Central Garden & Pet in 1980 and served as its Chairman of the Board from 1980 to 2018. From 1980 to June 2003, Mr. Brown served as Chief Executive Officer of the Company and also held the position from October 2007 to February 2013, when the Board re-appointed Mr. Brown to the post.

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, producer and distributor of branded and private label products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, and THE REBELS®; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, and OVER-N-OUT®; fertilizer and the brands PENNINGTON® and IRONITE®; live plants from BELL NURSERY; and decorative outdoor patio products under the PENNINGTON® brand. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™, COMFORT ZONE®, FARNAM®, HORSE HEALTH™ and VITAFLEX®; aquatics and reptile and the brands AQUEON®, CORALIFE®, SEGREST™ and ZILLA®; bird & small animal and the brands KAYTEE®, Forti-Diet® and CRITTER TRAIL®; and dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, IMS®, CADET®, DMC™, K&H Pet Products™, PINNACLE® and AVODERM®. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 5,400 employees, primarily in North America. For additional information on Central Garden & Pet Company, including access to the Company’s SEC filings, please visit the Company’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including expectations for continued positive momentum, sustainable growth and enhanced value, and a strong pipeline of growth opportunities, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. All forward-looking statements are based upon the Company’s current expectations and various assumptions. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release including, but not limited to, the following factors:

•	seasonality and fluctuations in the Company’s operating results and cash flow;

•	fluctuations in market prices for seeds and grains and other raw materials and the Company’s inability to pass through cost increases in a timely manner;

•	adverse weather conditions;

•	our dependence upon our key executives and a successful CEO transition;

•	our ability to grow through potential acquisitions;

•	the impact of new accounting regulations and the U.S. Tax Cuts and Jobs Act on the Company’s tax rate;

•	dependence on a small number of customers for a significant portion of our business;

•	the impacts of recent and future tariffs or a trade war;

•	risk associated with litigation arising from our business;

•	uncertainty about new product innovations and marketing programs; and

•	competition in our industries.

These risks and others are described in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

Contacts

Steve Zenker

VP Finance - Investor Relations, FP&A, & Corporate Communications

Central Garden & Pet Company

925.948.3657